NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
April 24, 2026

FOR MORE INFORMATION, CONTACT:
J.W. Kiser
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES FIRST QUARTER 2026 RESULTS

Honaker, Virginia – April 24, 2026

Financial Highlights for the First Quarter of 2026

- Earnings per share was $0.13, an increase of $0.05, or 62.5%, from the first quarter of 2025.
- Net income was $3.1 million compared to $1.9 million for the first quarter of 2025.
- Net interest margin was 3.99% compared to 3.69% for the first quarter of 2025.
- Total gross loans were $723.3 million, an increase of $13.7 million from December 31, 2025.
- Total deposits increased $29.4 million to $827.7 million as of March 31, 2026.
- The return on assets for the quarter was 1.34%.
- The return on equity for the quarter was 14.69%.
- New Peoples Bank remains well-capitalized with a leverage ratio of 10.99%.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCID: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced first quarter 2026 net income of $3.1 million, or $0.13 per share, as compared to $1.9 million, or $0.08 per share, for the first quarter of 2025, an increase of $1.2 million or 60.48%.

J.W. Kiser, President and CEO of the Company, stated "We are extremely pleased to start 2026 with another solid quarter of financial performance, building on the strong momentum from our record year for shareholders in 2025. First quarter net income and earnings per share both reached record levels, driven by continued balance sheet growth and an expanded net interest margin. While we have continued to benefit from the prevailing interest rate environment, we have also remained focused on the fundamentals of banking, including disciplined loan and deposit pricing. As a result of a larger balance sheet and improved net interest margin, net income and earnings per share increased by more than 60% compared to the same quarter of last year. In addition, daily operations have largely normalized since our mid-October core system conversion, and we are grateful for the dedication and professionalism of our employees throughout that process. We believe these first quarter results position us well for the remainder of the year as we continue to enhance the customer experience and pursue greater operational efficiencies. "

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the first quarter of 2026 was $8.8 million, an increase of $1.2 million, or 15.86%, when compared to the first quarter of 2025. Interest income increased $1.2 million to $12.6 million due to the combination of an increase of 18 basis points ("bps") in the yield on earning assets to 5.69% and a $61.5 million increase in the average balance of earning assets when compared to the first quarter of 2025. The loan portfolio was the primary driver of both increases as the yield rose 25 bps to 6.35% while the average balance increased $57.8 million compared to the first quarter of 2025. Also contributing to the improvement in net interest income was lower funding costs. While the average balance of interest-bearing liabilities increased $44.2 million, the costs decreased 18 bps to 2.55%, and total interest expense only increased by $39,000 to $3.8 million during the first quarter of 2026 as compared to the first quarter of 2025. The reduction in the cost of interest-bearing liabilities is primarily due to maturing time deposits repricing in a lower interest-rate environment and declines in both the cost and balance of borrowed funds. The decrease in the average balance of borrowed funds was due to a $3 million principal payment

on a borrowing from the Federal Home Loan Bank of Atlanta during the fourth quarter of 2025 combined with principal payments made on a trust preferred security in January 2025. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2025. The net interest margin improved 30 bps to 3.99% for the quarter ending March 31, 2026, compared to 3.69% for the same period in 2025, due to the increase in the yield on earning assets and the decline in the cost of funds. The net interest spread, which is the difference between the yield on interest-earning assets and the costs of interest-bearing liabilities, widened by 36 bps to 3.14% for the first quarter of 2026 from 2.78% for the comparable period of 2025.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended March 31, 2026 was $240,000 compared to $259,000 for the three months ended March 31, 2025. The provision expense for the first quarter of 2026 is mainly attributable to growth in the loan portfolio and a modest adjustment to certain qualitative factors in the calculation of the allowance for loan losses to reflect geopolitical uncertainty related to the conflict in the Middle East. The provision for credit losses during the first quarter of 2025 is attributable to loan growth and the impact of valuation allowances for two specifically assessed borrower relationships. The provision for credit losses on unfunded commitments was a negative provision of $11,000 for the first quarter of 2026 due to a $2.1 million reduction in commitments on construction loans. The provision for credit losses on unfunded commitments for the first quarter of 2025 was $92,000, reflecting an $11.6 million, or 31.84%, increase in unfunded commitments on construction loans.

Noninterest Income

Noninterest income, totaling $2.6 million for the first quarter of 2026, increased $217,000 compared to the quarter ended March 31, 2025. The improvement was driven by a $101,000 increase in income from financial and investment services and a $121,000 increase in income from card processing.

Noninterest Expense

Noninterest expense was $7.2 million for the quarter ended March 31, 2026, which was a $39,000 decrease compared to the first quarter of 2025. Occupancy costs decreased $93,000 due to $47,000 in costs incurred in "refreshing" a branch office in the first quarter of 2025 and a decrease in costs for snow and ice removal to keep our branch locations open and safe during the winter storms in 2026 compared to 2025. Other categories experiencing reductions include professional and consulting fees, card processing costs, and the expense for the card rewards program which was discontinued in the fourth quarter of 2025. The reductions in expenses were partially offset by an $85,000 increase in salaries and benefits attributable to annual merit increases and an uptick in losses due to fraudulent activity.

Balance Sheet

Total assets as of March 31, 2026, were $939.6 million, an increase of $29.9 million, or 3.28%, from $909.7 million as of December 31, 2025. Gross loans of $723.3 million as of March 31, 2026 reflected an increase of $13.7 million, or 1.93%, from $709.6 million as of December 31, 2025. Liquid assets in the form of cash and cash equivalents increased $15.7 million, or 20.31%, during the first quarter of 2026 mainly due to the seasonal increase in deposits. Investment securities increased $447,000 during the first quarter of 2026 due to purchases of $4.2 million offset by maturities, calls, payments and amortization of $2.9 million and an $808,000 increase in the unrealized loss on securities available for sale.

Deposits totaled $827.7 million as of March 31, 2026, compared to $798.3 million as of December 31, 2025. The increase of $29.4 million, or 3.68%, was due to continued efforts to attract money market account relationships combined with seasonal and cyclical funds inflows. As a result, money market and savings accounts increased $14.8 million, and noninterest-bearing demand and interest-bearing demand deposits combined for an increase of $18.9 million during the first quarter of 2026. Over this same period, time deposits decreased $5.0 million largely due to the maturity of a public funds deposit with no other deposit relationship, for which the Bank did not aggressively bid.

As of March 31, 2026 and December 31, 2025, borrowed funds totaled $19.0 million.

Capital

During the quarter ended March 31, 2026, total shareholders' equity increased $262,000 to $83.1 million due to net income of $3.1 million which was offset by dividends paid to shareholders of $2.1 million, the repurchase of common stock totaling $41,000, and an increase in the unrealized loss on securities available for sale, net of the tax effects, of $639,000. Consequently, book value per share increased to $3.53 as of March 31, 2026 compared to $3.52 as of December 31, 2025. The Bank remains well-capitalized per regulatory guidance.

As previously announced, the Board of Directors extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2027. During the first quarter of 2026, the Company repurchased 11,496 shares at an average price of $3.55 per share. Since the commencement of the repurchase plan in 2022, 366,569 shares have been repurchased at an average price of $2.57 per share.

Asset Quality

The allowance for credit losses on loans was $8.1 million, or 1.12% as a percentage of total loans, as of March 31, 2026, and $8.1 million, or 1.14%, as of December 31, 2025. The decrease in the allowance as a percentage of loans was primarily attributable to charging off the year-end specific reserves on two borrower relationships during the first quarter of 2026. One of these relationships had two pieces of collateral – the residential property was foreclosed and reclassified into other real estate owned during the quarter, and the commercial property was sold at auction and the sales proceeds were received subsequent to March 31, 2026. The charge-off on the other relationship was largely driven by the amount of time that it had been in its classified status. The $9,000 increase in the allowance for credit losses on loans was attributable to provision expense associated with a larger loan portfolio and a modest adjustment to a qualitative factor for geopolitical uncertainty related to the conflict in Iran and the Middle East discussed earlier.

The allowance for credit losses on unfunded commitments was $460,000 as of March 31, 2026, as compared to $471,000 as of December 31, 2025. The decrease in the allowance for credit losses on unfunded commitments was due to a decrease in loan commitments, specifically residential and commercial real estate construction loan commitments.

Annualized net charge-offs as a percentage of average loans were 0.14% during the first 3 months of 2026 compared to 0.05% during the fourth quarter of 2025 and 0.01% during the first quarter of 2025. The increase was due to the charge-off of the specific reserves discussed above.

Nonperforming assets, which include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, totaled $3.3 million as of March 31, 2026, a decrease of $537,000, or 13.94%, since year-end 2025. Nonaccrual loans decreased $467,000 during the first three months of 2026 primarily due to the charge-off of the specific reserves on impaired loans and a loan that was removed from nonaccrual status based on performance. Nonperforming assets as a percentage of total assets were 0.35% as of March 31, 2026 and 0.42% as of December 31, 2025.

Other real estate owned increased to $184,000 as of March 31, 2026 from $89,000 at December 31, 2025 due to the foreclosure on the residential property discussed above. Expenses associated with other real estate owned, including gains and losses on sales, were $3,000 and $1,000 for the three months ended March 31, 2026 and 2025, respectively.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking

statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of our efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of current or future legislation or regulations or policies of state and federal regulators; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) advances and changes in technology, including artificial intelligence, and the Company's ability to develop timely and competitive products and services and effectively manage related risks; (xvi) customer acceptance of new products and services the Company has offered or may offer; (xvii) deposit flows and competition for deposits; (xviii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xix) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xx) geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, military conflicts or actions taken by the U.S. or other governments in response thereto, which could impact business and economic conditions in the U.S. and abroad; (xxi) the continued effective operation of our information technology systems and third party service providers, including the stabilization and ongoing performance of our core processing platform following the system conversion during the fourth quarter of 2025; (xxii) the effects of cyber incidents or other failures, disruptions, or breaches of our operational or security systems, or those of our third-party vendors or other service providers, including as a result of cyber threats or attacks; (xxiii) our ability to assist in managing third party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiv) the Company's reliance on third-party vendors and correspondent banks; (xxv) changes in generally accepted accounting principles; (xxvi) changes in governmental regulations, tax rates and similar matters; and (xxvii) other risks which may be described, from time to time, in our filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED March 31, 2026 THROUGH March 31, 2025
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Interest income on loans, including fees	$ 11,215	$ 11,175	$ 11,217	$ 10,540	$ 9,912
Interest income on investment securities	740	697	702	711	702
Interest income and dividends on all other	642	797	690	707	737
Total interest and dividend income	12,597	12,669	12,609	11,958	11,351
Interest expense on deposits	3,534	3,699	3,674	3,450	3,449
Total interest expense	3,780	3,974	3,972	3,744	3,741
Net interest income	8,817	8,695	8,637	8,214	7,610
Provision for credit losses	240	204	189	154	259
Net interest income after provision for credit losses	8,577	8,491	8,448	8,060	7,351
Total non-interest income	2,630	2,562	2,499	2,436	2,413
Total non-interest expenses	7,233	7,253	7,377	7,213	7,272
Income tax expense	912	900	812	751	584
Net income	$ 3,062	$ 2,900	$ 2,758	$ 2,532	$ 1,908
Basic and diluted income per share *	$ 0.13	$ 0.12	$ 0.12	$ 0.11	$ 0.08

* - The sum of the quarterly net income per share may not equal the year-to-date income per share due to rounding.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31, 2026	March 31, 2025
Interest income on loans, including fees	$ 11,215	$ 9,912
Interest income on investment securities	740	702
Interest income and dividends on all other	642	737
Total interest and dividend income	12,597	11,351
Interest expense on deposits	3,534	3,449
Total interest expense	3,780	3,741
Net interest income	8,817	7,610
Provision for credit losses	240	259
Net interest income after provision for credit losses	8,577	7,351
Total non-interest income	2,630	2,413
Total non-interest expenses	7,233	7,272
Income tax expense	912	584
Net income	$ 3,062	$ 1,908
Basic and diluted income per share	$ 0.13	$ 0.08
Return on average shareholders' equity	14.69%	10.78%
Return on average assets	1.34%	0.90%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	March 31, 2026	**December 31, 2025**	**September 30, 2025**	**June 30, 2025**	**March 31, 2025**
Key Performance Ratios					
Earning assets yield	5.69%	5.64%	5.73%	5.61%	5.51%
Cost of interest-bearing liabilities	2.55%	2.64%	2.69%	2.66%	2.73%
Cost of funds	1.84%	1.89%	1.93%	1.87%	1.94%
Net interest margin	3.99%	3.87%	3.93%	3.86%	3.69%
Return on average shareholders' equity	14.69%	14.13%	14.28%	13.91%	10.78%
Return on average assets	1.34%	1.25%	1.21%	1.15%	0.90%
Efficiency ratio[#]	63.17%	64.41%	66.24%	67.70%	72.55%
Loan to deposit ratio	87.39%	88.89%	88.48%	88.99%	86.34%
Asset Quality					
Allowance for credit losses to total loans	1.12%	1.14%	1.13%	1.14%	1.17%
Net charge-offs to average loans, annualized	0.14%	0.05%	0.10%	0.02%	0.01%
Nonaccrual loans to total loans	0.43%	0.51%	0.42%	0.50%	0.67%
Nonperforming assets to total assets	0.35%	0.42%	0.33%	0.40%	0.52%
Capital Ratios (Bank Only)					
Tier 1 leverage	10.99%	10.93%	10.80%	10.74%	10.67%
Tier 1 risk-based capital	15.13%	15.26%	14.80%	14.56%	14.61%
Total risk-based capital	15.13%	15.26%	16.05%	15.81%	15.86%
Total common equity tier 1 capital	16.38%	16.51%	14.80%	14.56%	14.61%

[#] - The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income, on a tax equivalent basis, and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for, or more important than, operating results determined in accordance with GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED MARCH 31, 2026 THROUGH MARCH 31, 2025
(IN THOUSANDS)
(UNAUDITED)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total cash and cash equivalents	$ 92,893	$ 77,210	$ 80,710	$ 72,159	$ 83,280
Investment securities available for sale	96,860	96,433	96,153	96,749	98,625
Restricted stock, at cost	2,636	2,598	2,740	2,978	2,740
Loans receivable	723,305	709,587	707,272	695,815	670,731
Allowance for credit losses	(8,116)	(8,107)	(7,967)	(7,948)	(7,832)
All other assets	31,991	31,979	31,816	33,177	33,203
Total assets	939,569	909,700	910,724	892,930	880,747
Total deposits	827,654	798,266	799,376	781,909	776,850
Borrowed funds	18,986	18,986	21,986	26,986	21,986
Other liabilities	9,812	9,593	9,834	9,191	9,339
Total liabilities	856,452	826,845	831,196	818,086	808,175
Total shareholders' equity	83,117	82,855	79,528	74,844	72,572

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
QUARTERS ENDED MARCH 31,

	2026			2025		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans (1) (2)	$ 716,807	$ 11,215	6.35%	$ 659,022	$ 9,912	6.10%
Federal funds sold	491	4	3.58%	139	2	4.40%
Interest bearing deposits in other banks	71,064	638	3.64%	64,406	692	4.36%
Securities (2)	108,027	740	2.74%	111,306	745	2.68%
Total earning assets	896,389	12,597	5.69%	834,873	11,351	5.51%
Less: Allowance for credit losses	(8,175)			(7,788)		
Non-earning assets	37,278			37,411		
Total assets	$ 925,492			$ 864,496		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 74,258	$ 112	0.61%	$ 72,394	$ 137	0.77%
Savings and money market deposits	216,113	941	1.77%	186,941	779	1.69%
Time deposits	290,916	2,481	3.46%	274,564	2,533	3.74%
Total interest-bearing deposits	581,287	3,534	2.47%	533,899	3,449	2.62%
Other borrowings	7,000	61	3.51%	10,000	88	3.51%
Trust preferred securities	11,986	185	6.18%	12,186	204	6.69%
Total borrowed funds	18,986	246	5.19%	22,186	292	5.26%
Total interest-bearing liabilities	600,273	3,780	2.55%	556,085	3,741	2.73%
Non-interest-bearing deposits	230,875			227,045		
Other liabilities	9,803			9,580		
Total liabilities	840,951			792,710		
Shareholders' equity	84,541			71,786		
Total liabilities and shareholders' equity	$ 925,492			$ 864,496		
Net interest income		$ 8,817			$ 7,610	
Net interest margin			3.99%			3.69%
Net interest spread			3.14%			2.78%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.